CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “ Financial Statements and Experts” in the Proxy Statement/Prospectus and “Information Incorporated by Reference” in the Statement of Additional Information and to the incorporation by reference to our report dated August 23, 2012, with respect to the financial statements and financial highlights of Cutler Equity Fund, a series of shares of beneficial interest in the Cutler Trust,  in the Registration Statement under the Securities Act of 1933 (Form N-14 ) filed with the Securities and Exchange Commission.

BBD, LLP
Philadelphia, Pennsylvania
August 28, 2012